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SUPPLEMENT
(To Prospectus Supplement dated June 22, 1999
to Prospectus dated June 14, 1999)


                           $183,896,415 (Approximate)


                  Chase Mortgage Finance Trust, Series 1999-S9
                                     Issuer


                       Chase Mortgage Finance Corporation
                                     Seller


                      Chase Manhattan Mortgage Corporation
                                    Servicer

         Multi-Class Mortgage Pass-Through Certificates, Series 1999-S9

     The first paragraph under the heading "Description of the Certificates -- Principal (Including Prepayments) -- Allocation of the Non-PO Class A Optimal Principal Amount" on pages S-36 and S-37 of the attached Prospectus Supplement dated June 22, 1999 (the "Prospectus Supplement") is hereby deleted and replaced in its entirety by the following:

     Allocation of the Non-PO Class A Optimal Principal Amount

     Except after the Credit Support Depletion Date, distributions in respect of principal will be made on each Distribution Date to the Non-PO Class A Certificates as described below. On each Distribution Date, the Non-PO Class A Optimal Principal Amount (defined herein) will be distributed to the Non-PO Class A Certificateholders as follows:

     (A) 67.5676777026% sequentially as follows:

       (1) to the Class A-3 Certificates, up to the Class A-3 Lockout Principal Distribution Amount (defined herein) until the principal balance of such Class has been reduced to zero;

       (2) to the Class A-R Certificates until the principal balance of such Class has been reduced to zero;

       (3) sequentially (a) to the Class A-1 Certificates until $94,243,000 has been distributed to such Class pursuant to this clause (A)(3)(a) and (b) to the Class A-2 Certificates until $8,948,000 has been distributed to such Class pursuant to this clause (A)(3)(b); and

       (4) to the Class A-3 Certificates, until the principal balance of such Class has been reduced to zero; and

     (B) 32.4323222974% sequentially as follows:

       (1) to the Class A-4 Certificates, up to the Class A-4 Lockout Principal Distribution Amount (defined herein) until the principal balance of such Class has been reduced to zero;

       (2) sequentially (a) to the Class A-1 Certificates until $44,070,000 has been distributed to such Class pursuant to this clause (B)(2)(a) and (b) to the Class A-2 Certificates until $2,569,000 has been distributed to such Class pursuant to this clause (B)(2)(b); and

       (3) to the Class A-4 Certificates until the principal balance of such Class has been reduced to zero.

     All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                           -------------------------

                 The date of this Supplement is June 24, 1999.